Exhibit (a)(52)

AMENDMENT NO. 51

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 51 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective April 12, 2021, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, under Article V, Section 2 of the Declaration of Trust, the Trustees have full power and authority, in their sole discretion and without obtaining shareholder approval, to abolish any one or more series or classes of shares;

WHEREAS, the Money Market Fund (the “Fund”) was liquidated as of April 12, 2021 pursuant to a Plan of Reorganization approved by the Trustees, which provided for the reorganization of the Fund into the U.S. Government Money Market Fund followed by the termination of the Fund as a series of the Trust;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The Money Market Fund is abolished and terminated.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.